SEC File Number 0-27826 PRELIMINARY COPY

Reality Interactive, Inc.
378 North Main, #124
Layton, Utah 84061

INFORMATION STATEMENT PURSUANT TO
SECTION 14(c) OF THE SECURITIES
EXCHANGE ACT OF 1934 AND
RULE 14C PROMULGATED THERETO

NOTICE OF CORPORATE ACTION

BY WRITTEN SHAREHOLDER CONSENT
WITHOUT SPECIAL MEETING OF THE SHAREHOLDERS
NO PROXIES ARE BEING SOLICITED AND

YOU ARE NOT REQUESTED TO SEND THE COMPANY A PROXY.

Purpose of Information

This Information Statement, which is being mailed on or about ~~October~~ November __, 2003, to the holders of shares of the Common Stock, par value $.001 per share (the "Common Stock"), of Reality Interactive, Inc., a Nevada Corporation (the "Company"), is being furnished in connection with the taking of certain corporate action pursuant to written consent by a majority of the shareholders of the Company. The shareholders will authorize a reverse split of the Company's common stock and a change of the Company's name.

Because shareholders holding a majority of the shares are in favor of the following action, proxies are not being solicited in this matter.

No Meeting Being Held.

Because shareholders representing a majority of the shares outstanding are in favor of the proposed corporate action, shareholder approval will be achieved by written consent in accordance with the corporate laws of the State of Nevada. In an effort to minimize the Company's expenses, a special meeting of the shareholders is not required and will not be held.

No Dissenter's Rights of Appraisal.

The Company's shareholders do not have dissenter's rights of appraisal in connection with any of the matters to be approved by the shareholders.

Voting Securities and Principal Holders Thereof;
Interest of Certain Person in Matters to be Acted Upon

1. Share information.

As of the record date, October 1, 2003, there were approximately 10,058,260 shares of stock outstanding. Each outstanding share of Common Stock is entitled to one vote.

The following table sets forth certain information with respect to persons known to the Company to own beneficially more than five percent (5%) of the Company's voting securities, as of the record date, and persons who have served and/or are still serving as directors of the Company since the beginning of the last fiscal year, and the directors and officers of the Company as a group.

                                                                                      Amount and
                                                                 Position         Nature of                       Percent
Title of        Name and Address of              with              Beneficial                        of
Class        Beneficial Owner                      Company       Ownership                     Class

Common          Global Marketing
                        Associates, Inc.                    n/a                5,000,000                   57.1
                        4766 Holladay Blvd.
                        Holladay, Utah 84117

Common           Dean Becker (1)                 Dir. & Pres.             0                        0
                         378 North Main, #124
                         Layton, Utah 84061

Management as a group (one)                                                      0                      0

2. Changes in Control.

 The Company is currently seeking business opportunities to acquire or merge with. The Company receives business plans from time to time and has investigated several opportunities, but currently has no plans and has not entered into any proposals, arrangements, understandings, or definitive agreement to date. Changes in the composition of the Board of Directors, as well as changes in controlling ownership of the Company's voting stock, could be possible in the near future as the Company seeks business venture acquisitions or mergers.

Matters to be Consented To

1. Reverse Split.

 As of the Record Date, the Company's stock has little or no public market for its common stock. Based upon current market conditions and NASDAQ listing requirements, and brokerage firm interest in low priced securities, management has determined that it is in the Company's best interest to effectuate a reverse split, which is to be authorized by the shareholders. The Board is seeking authority to ~~effectuate up to a 100~~  effect a 40 to 1 reverse split~~, the final amount to be determined by the Board at a later date~~.

Fractional shares will be rounded up to the nearest full share. In an effort to preserve shareholders in "round lots", which is of benefit to the shareholders and the Company, no certificate below one hundred shares will be reversed and no certificate greater than one hundred shares will be reversed below one hundred shares.

As existing stock certificates are sent in for transfer they will be replaced with new certificates reflecting the reverse split.

2. Change in the Name of the Company.

The shareholders will vote to give the Board of Directors authority to change the name of the Company to a name to be selected at a later date.

Vote Required for Approval

Approval of the proposed above action requires a majority vote of the shareholders of shares as of the Record Date. Because shareholders holding a majority of the shares are in favor of the proposed actions, proxies are not being solicited in this matter and the corporate action will be approved by written shareholder consent.